Exhibit 10.11

PAY BY WEB, INC.

MERCHANT CREDIT CARD AGREEMENT

THIS MERCHANT CREDIT CARD AGREEMENT (this "Agreement") is entered into by and between PayByWeb, INC. (PBW), a registered ISO/MSP of Wells Fargo Bank, N.A., Walnut Creek, California, and Privileged World Travel Club, Inc, a Delaware corporation ("Merchant"). Under the terms of this Agreement, Merchant will honor certain valid credit cards ("Cards") when presented as payment for goods or services, and (PBW) will provide certain credit card processing services to Merchant.

1. MERCHANT SALES AND LEASES

A.

HONORING CARDS. Merchant will honor without discrimination valid Cards properly tendered for use in accordance with this Agreement and the bylaws, rules and regulations, as they exist from time to time, of VISA, MasterCard and other applicable credit card associations (the "Rules") and any instructions regarding credit card processing procedures prepared by (PBW), VISA, MasterCard, or other applicable credit card associations, together with any amendments thereto (the "Operating Procedures"). Both parties acknowledge that they believe the transactions contemplated hereunder will be in compliance with the Rules. (PBW) will use its reasonable efforts to assist Merchant in maintaining compliance with the Rules.

B.

AUTHORIZATIONS.  Merchant agrees as follows: (i) Merchant shall obtain authorization for all Card transactions, by contacting the approval center designated by (PBW); (ii) no Sales Data (as defined below) deposited with (PBW) shall be effective unless a proper approval code or authorization number is clearly marked thereon; and (iii) Sales Data shall be deposited with (PBW) on or before the business day immediately following the day that such Sales Data is originated, unless (PBW)'s depository facilities are closed on such day, in which event such Sales Data shall be deposited by 10:00 a.m. on (PBW)'s next business day.

C.

EXCLUSIVITY. Merchant agrees that throughout the term of this Agreement it will not use the services of any bank, corporation, entity or person other than (PBW) (i) for presentation of Sales Data (as defined below) or other Card items into the interbank clearing systems operated by MasterCard, Visa and other credit card associations for which (PBW) provides processing services, or (ii) for obtaining Card transaction authorizations. This provision does not prohibit Merchant, during the term hereof, from entering into agreements with other entities for comparable or competitive services which may be utilized effective upon the expiration or termination of this Agreement.

2. SALES DATA

A.

SALES DATA. Merchant shall evidence all sales and leases made through the use of Electronic Data Capture ("EDC") services involving the honoring of Cards (all such resulting sales data or electronic records being collectively referred to herein as "Sales Data").

B.

ACCOUNT. Merchant shall maintain an account (the "Account") at a bank designated by Merchant. Merchant may not close the Account without providing (PBW) at least five days' prior written notice of such closure and substitution of another account. Merchant will be solely liable for all fees and costs associated with the Account and for all overdrafts. (PBW) may at any time initiate credit and debit entries to correct errors or make appropriate adjustments to the Account via ACH or otherwise, in accordance with the terms of this Agreement. Notwithstanding the above, (PBW) acknowledges that Merchant prior to using the activated merchant account shall enter into an agreement with Electronic Data Systems Corporation (the "EDS Agreement") and that the services contemplated by such agreement are outside the scope of this exclusivity clause.

C.

SETTLEMENT. Merchant's electronic transmission of Sales Data shall be made pursuant to formats, rules and procedures established by (PBW) for EDC services. Merchant will be solely responsible for all communication expenses required to accomplish the transmission of Sales Data, provided, however, that so long as Merchant is using EDS, then there should be no communication expenses. Upon receipt by (PBW) of Sales Data in accordance with the formats, rules and procedures of (PBW) and the terms of this Agreement, (PBW) will process the Sales Data in the applicable interbank clearing systems. All credits for Sales Data shall be held by the (PBW) for ninety (90) days after (PBW)'s receipt thereof. The (PBW) shall pay interest based on interest then paid on 90-day U.S. Treasury bills each month on the weighted average amount of Net Settlement (as defined below) held by (PBW) each month starting promptly with the first month of processing hereunder. After ninety (90) days after the (PBW)'s initial receipt of credit for Sales Data, (PBW) will credit the Account via ACH with an amount (the "Net Settlement") equal to credits which have been held by the (PBW) for over ninety (90) days, less all fees, charges and discounts set forth in Schedule A attached hereto, as well as adjustments and chargebacks, equipment charges (installation or purchase), Cardholder credits, and any fees, charges, fines, assessments, penalties, or other liabilities that may be imposed from time to time by applicable credit card associations. All such amounts shall be due and payable at the time the related services are rendered to Merchant or the related chargebacks or other adjustments accrue, and (PBW) shall decrease credits or, alternatively, debit the Account for such amounts at such time. (PBW) is authorized to make debits to the Account without respect to the source of any funds to the Account. After six months from the date (PBW) first begins receiving credit for Sales Data and every six (6) months thereafter, (PBW) agrees to reconsider in good faith reducing the Net Settlement amount and holding time thereof as described above or as otherwise agreed.

D.

DELINQUENCY. Merchant shall be responsible to (PBW) for any and all overdrafts that may result from the debiting of the Account by (PBW). To the extent (PBW) has not received sufficient credits from Sales Data or the Net Settlement amount held by (PBW) or the Account does not have a sufficient balance to pay amounts due, then (PBW) shall have the right to pursue one or more of the following: (i) demand and receive immediate payment from Merchant for such amounts, (ii) terminate this Agreement, (iii) retain any credits received relative to Sales Data, and (iv) pursue any remedies (PBW) may have at law or in equity. (PBW) shall have the right to receive and set off against all amounts paid by Card issuing banks in respect of Sales Data submitted by Merchant, in satisfaction of Merchant's obligations hereunder.

At any time and from time to time, (PBW) may notify Merchant of the aggregate amount of debits or Merchant obligations that (PBW) reasonably anticipates (based on historical chargeback rates) pursuant to this Agreement and withhold from credits to Merchant funds equal to such amount.

E.

ALL SALES DATA TO BE ORIGINATED BY MERCHANT. ALL SALES DATA DELIVERED TO (PBW) BY MERCHANT FOR PROCESSING AND CREDIT SHALL HAVE BEEN ORIGINATED BY MERCHANT IN A BONA FIDE TRANSACTION IN WHICH MERCHANT HAS PROVIDED SERVICES FACILITATING THE PURCHASE OF INFORMATION, GOODS OR SERVICES FROM THIRD PARTIES OR ITS OWN BEHALF BY CUSTOMERS PRESENTING THEIR CARDS FOR USE IN PAYMENT THEREFOR. MERCHANT SHALL NOT DELIVER OR SEEK TO OBTAIN CREDIT FOR ANY SALES DATA THAT WERE ORIGINATED, DRAWN OR CREATED BY ANY PERSON OR ENTITY OTHER THAN FOR THE SERVICES PROVIDED BY MERCHANT OR THE INFORMATION, GOODS OR SERVICES PURCHASED, AS DESCRIBED ABOVE.

F.

CHARGEBACKS. If any Sales Data for which (PBW) has arranged for credit to the Account (i) fails in any manner to comply with the applicable terms and conditions of this Agreement or with the Rules, or (ii) any such Sales Data is the subject of a chargeback to (PBW) by the bank or other financial institution issuing the Card on which the Sales Data is drawn, or (iii) there is any dispute, claim, counterclaim, defense or setoff asserted by a Cardholder against Merchant respecting any goods or services purchased or leased by use of a Card, whether or not said assertion is valid, (PBW) may deduct from credits to Merchant or debit the Net Settlement amount held by (PBW) or the Account in an amount equal to 100% of the amount previously credited for the subject Sales Data. As an alternative after Merchant has received the settlement amount, (PBW) may demand (in writing) that Merchant pay to (PBW) 100% of the amount that was previously credited for the subject Sales Data, and Merchant shall make such payment within one (1) business day.

After merchant has received notice from (PBW) of a chargeback, and has deposited funds with (PBW) in the amount previously credited for the subject Sales Data, Merchant may resubmit such Sales Data to (PBW) for a second presentation into the appropriate interbank clearing system, provided that such resubmission is in compliance with the Rules.

If in any one month, (1) the number of Merchant's chargebacks over exceeds 1% of Merchant's aggregate number of monthly credit card transactions processed hereunder or (2) the amount of Merchant's chargebacks ever exceeds 3% of the aggregate amount of monthly credit card sales represented by aggregate Sales Data, then (PBW) may take one or more of the following actions: (1) withhold from settlements to Merchant an amount reasonably determined by (PBW) to be sufficient to cover anticipated chargebacks, (2) terminate this Agreement, or (3) request and receive from Merchant a deposit to be maintained in an amount reasonably determined by (PBW) to be sufficient to cover anticipated chargebacks. The above percentages are subject to change in accordance with the Rules.

G.

ENDORSEMENT OF SALES DATA. Merchant's delivery of any Sales Data to (PBW) shall be deemed an endorsement thereof by Merchant to (PBW), and (PBW) is hereby authorized to place Merchant's endorsement thereon at any time, in order to obtain credit therefore.

H.

REPRESENTATIONS AND WARRANTIES. Merchant represents that all of the disclosures in its application to (PBW) are true, accurate and complete and do not omit any information necessary to make such disclosures not misleading to (PBW). As to all Sales Data delivered to (PBW), and as to each transaction evidenced thereby, Merchant represents and warrants to (PBW) that (i) the Sales Data represents a bona fide sale as described in paragraph E above, originated by merchant in compliance with this Agreement and the Rules, (ii) all Sales Data are free from any alteration not authorized by the Cardholder, (iii) the transaction is in compliance with all applicable laws, ordinances, and regulations and all rules imposed by Internet, (iv) the indebtedness represented by the Sales Data has not been pledged as collateral for payment of any indebtedness or obligation of Merchant, and (v) Merchant has no knowledge or notice of information that would lead it to believe that the enforceability or collectibility of the subject Sales Data is in any manner impaired.

I.

INDEMNITY. Merchant agrees to and hereby does indemnify and hold (PBW), its affiliates, MasterCard and Visa and other applicable credit card associations, harmless from and against any and all losses, liabilities, claims by Cardholders or other third parties, and damages of any and every kind (including without limitation reasonable attorneys' fees) to which such parties may be subjected arising out of or attributed, directly or indirectly, to: (i) any non-compliance by Merchant with this Agreement, the Rules or with the rules imposed by Internet; (ii) any return of goods, price adjustment or other dispute with or claim by a Cardholder (whether or not such Cardholder's claims or demand is valid), or any credit memorandum, or any Sales Data submitted to (PBW) differing from the original; (iii) any chargeback that arises from the transactions that are subject to this Agreement; and (iv) any services properly provided by MasterCard, VISA or any other applicable credit card association in accordance with this Agreement and the Rules.

J.

DISCLAIMER; LIMITED LIABILITY. (PBW) HEREBY DISCLAIMS ALL WARRANTIES WITH RESPECT TO THE SERVICES AND PRODUCTS PROVIDED HEREUNDER, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR USE FOR A PARTICULAR PURPOSE.

(PBW) shall, at its own expense, correct any data in which (and to the extent that) errors have been caused by (PBW)'s personnel, or by malfunctions of software of machines controlled by (PBW). However, the expense to (PBW) of correcting such data shall constitute (PBW)'s only responsibility in connection with such errors or in connection with any other performance or nonperformance by (PBW) under this Agreement. Under no circumstances shall the financial responsibility of (PBW) for any failure of performance by (PBW) under this Agreement exceed the fees or charges paid to (PBW) for the transaction or activity that is or was the subject of the alleged failure of performance. In no event shall (PBW), its employees or affiliates, be liable for special, incidental or consequential damages or claims by Merchant or any third party relative to the transactions hereunder. If (PBW) does not perform its obligations in any material manner in accordance with this Agreement, Merchant in its sole discretion shall have the right to terminate this Agreement without liability or cost provided that Merchant has given (PBW) at least 60 days prior written notice of (PBW)'s nonperformance and (PBW) has not cured such nonperformance during such time period.

3. FEES, CHARGES AND DISCOUNTS

A.

PRICING. Merchant shall pay (PBW) for the services set forth in Schedule A attached hereto in accordance with the pricing schedule set forth therein.

B.

PRICE CHANGES. (PBW) may change its fees, charges and discounts from time to time resulting from increases in the fees and charges imposed by any credit card association or third party vendors other than EDS (which are providing a service that is an integral component of the services provided by (PBW) hereunder) by giving notice of the change to Merchant. All such increases or decreases shall be passed through on a pro-rata basis. Any price change imposed by (PBW) that is caused by changes in the published fees of any credit card association shall be applicable to Merchant as of the effective date established by any credit card association. As to any price change not thus caused by credit card association increases, (PBW) shall provide Merchant with at least thirty (30) days' notice of the effective date of the price change and Merchant shall have the right to accept such increases or both Merchant and (PBW) agree that this Agreement shall terminate.

4. MISCELLANEOUS PROVISIONS

A.

RULES AND PROCEDURES. Merchant agrees to observe and comply with all Rules and Operating Procedures, as may be in effect from time to time, and with such other reasonable procedures as (PBW) may from time to time prescribe for sales, Sales Data, credit memoranda or deposits, and for the services to be performed under this Agreement. (PBW) may reasonably modify and supplement the Operating Procedures at its discretion. (PBW) may terminate this Agreement upon at least thirty (30) days' prior written notice to Merchant if Merchant fails to fully comply with this Agreement, the Rules or the Operating Procedures.

B.

RECORDS. Merchant shall store all original data evidencing Sales Data for at least six (6) months from the date of the transaction, and shall retain computer data or a microfilm or microfiche copy of all such data for at least three (3) years from the date of the transaction. Merchant shall not charge any fee for the creation or storage of such copies. If (PBW) receives any request for retrieval of data, (PBW) shall promptly transmit such request to Merchant, and Merchant shall promptly provide to (PBW) (or to the Card issuing financial institution if (PBW) so directs) a copy of the requested data, all in compliance with the applicable Rules. In addition to the indemnity set forth herein, Merchant agrees to and hereby does indemnify and hold (PBW) harmless from and against any and all losses, liabilities and chargebacks arising out of Merchant's failure to comply with a request for retrieval of data.

C.

NO DISCLOSURE OF CARDHOLDER INFORMATION. Other than in connection with the EDS Agreement or other comparable service provider, Merchant shall not sell, provide, exchange, or otherwise disclose to third parties (other than to Merchant's agents and contractors for the purpose of assisting Merchant in completing a transaction, or to the applicable credit card association, or as specifically required by law) any Cardholder's account number information or any other financial information about the Cardholder's account, without obtaining the prior written consent of the Cardholder on a document other than the Sales Data. These prohibitions shall be applicable to any and all forms, documents and media in which such account numbers or other information may be set forth or stored (including as examples, but without limitation, Sales Data, carbon copies and photocopies), and Merchant shall utilize storage and disposal procedures that will prevent any improper disclosure of such account numbers and other information.

D.

 INFORMATION ABOUT MERCHANT'S BUSINESS. Merchant agrees to furnish to (PBW) upon five (5) days' notice such financial statements and information concerning Merchant or its parent or subsidiary entities as (PBW) may from time to time request. Without prior notice given to Merchant (but during Merchant's normal business hours), (PBW) or its duly authorized representatives may examine that part of the books and records (wherever located) of Merchant that pertain to Merchant's sales and/or leases made by honoring Cards or to Merchant's practices regarding Card related sales and leases, including without limitation Merchant's books and records concerning all Sales Data previously presented to (PBW) for credit. Unless and until Merchant notifies (PBW) to the contrary, the Merchant's books and records will be located at the EDS location in Westlake, Ohio. Merchant agrees to provide (PBW) at least thirty (30) days' prior written notice of any intended change to the basic nature of Merchant's business. Merchant shall also give (PBW) prompt notice of any possible material adverse change to Merchant's business. Merchant agrees to provide (PBW) with prompt written notice if Merchant or any of its parent, subsidiary or affiliated entities is the subject of any voluntary or involuntary bankruptcy or insolvency petition or proceeding.

E.

Entire Agreement. The Rules, Operating Procedures and all schedules and addenda attached to this Agreement are hereby made a part hereof for all purposes. This Agreement represents the entire understanding between Merchant and (PBW) with respect to the matters contained herein. This Agreement shall prevail over the terms of the agreement governing the Account.

F.

Term; Termination. The original term of this Agreement shall commence with (PBW)'s acceptance hereof (as evidenced by an authorized signature hereon), and it shall continue for a period of three (3) years after the date on which Merchant's first Sales Data is presented to (PBW). Such term shall automatically renew for successive three-year periods at the end of the original and each renewal term, until terminated by either party by giving written notice of non-renewal to the other party at least sixty (60) days and no more than ninety (90) days before the expiration of the then current term. In the event Merchant submits Sales Data to (PBW) after the date of termination for which Merchant has given notice, at the discretion of (PBW) this Agreement will remain effective for the renewal term.

Upon any lawful termination of the EDS Agreement, Merchant may terminate this Agreement prior to the expiration of the term hereof upon at least 60 days prior written notice and payment to (PBW) of an amount equal to $40,000. In addition to its other rights hereunder, (PBW) may terminate this Agreement at any time upon notice to Merchant as a result of any of the following events: (i) any noncompliance by Merchant with this Agreement, the Rules or the Operating Procedures which, provided there is no fraud involved, is not cured within thirty (30) days, (ii) any voluntary or involuntary bankruptcy or insolvency proceeding involving Merchant, its parent or an affiliated entity, (iii) (PBW) deems Merchant to be financially insecure, or (iv) Merchant or any person owning or controlling Merchant's business is or becomes listed in the Combined Terminated Merchant File maintained by VISA and MasterCard.

Upon any termination of this Agreement, the obligations, warranties, and liabilities of Merchant pertaining to Sales Data or credit memoranda presented (including without limitation Merchant's obligations as to subsequent chargebacks of such Sales Data, whether or not the amount of such subsequent chargebacks is liquidated as of the date of termination) shall survive such termination and shall continue in full force and effect as if such termination had not occurred. Upon notice of any termination of this Agreement, (PBW) shall notify merchant of the estimated aggregate dollar amount of Merchant's chargebacks and other obligations and liabilities that (PBW) reasonably anticipates subsequent to termination, and Merchant shall immediately deposit such amount with or provide a letter of credit to (PBW) or (PBW) may withhold such amounts from credits to Merchant. (PBW) is authorized to hold such funds for a reasonable period not to exceed ten months after termination of this Agreement. Merchant shall have no rights to such funds until all of its obligations under this Agreement are satisfied and (PBW) may receive out of such funds those amounts which are or become due to (PBW) pursuant to this Agreement.

G.

Parties. This Agreement shall be binding on and inure to the benefit of the parties hereto. In providing services to Merchant, (PBW) shall not be acting in the capacity of Merchant's agent, partner, or joint venture, and shall act as an independent contractor. Merchant shall not assign this Agreement without (PBW)'s prior written consent, which consent shall not be unreasonably withheld.

H.

Governing Law; Fees. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida. The non-prevailing party shall be liable for and indemnify the prevailing party for attorney's fees and expenses incurred by the prevailing party in the enforcement of the non-prevailing party's obligations hereunder.

I.

NOTICES. Unless otherwise expressly stated in this Agreement, all notices, reports, and other documents provided for in this Agreement shall be deemed to have been given or made when delivered in hand and a receipt granted or after being sent by United States mail, return receipt requested or certified mail, and addressed to such party at the address appearing herein below, or as changed through written notice to the other party.

J.

FORCE MAJEURE. Neither party shall be liable for delays in processing or other nonperformance caused by such events as fires, telecommunications or utility or power failures, equipment failures, labor strife, riots, war, nonperformance of (PBW) vendors or suppliers, acts of God, or other causes over which the applicable party has no reasonable control.

K.

EFFECTIVENESS. This agreement shall not be effective until executed by both parties hereto.

SIGNATURES TO FOLLOW ON THE NEXT PAGE

EXECUTED this 27th day of November, 2012.

PRIVILEGED WORLD TRAVEL CLUB, INC.

By:  /s/ Gregory Lykiardopoulos

Gregory E. Lykiardopoulos

Title: Chairman and CEO

ADDRESS:

1 Blackfield Drive suite 185

Tiburon, California 94920

PayByWeb

By: /s/ William Fisher

William Fisher

Title:  VP Business Development

ADDRESS:

4505 Park Blvd suite 6

Pinellas Park, FL  33781-3528

Schedule A

FEES AND GUIDELINES

Merchant Account Fees:

We partner with many High Risk Processors that work with several banks, each of which specializing in different types of merchants.  Once you apply, you will be contacted directly by the High Risk Processor to discuss the fees and options.  You will not be under any obligation, unless you sign a merchant account agreement.  Your merchant account can be approved same day and LIVE in as little as 2 business days!

Authorize.net (Payment Gateway) Fees:

Once your merchant account has been activated, we will email you a link to your payment gateway setup form.  Once completed, we will setup your payment gateway and email you the activation information.

SILVER:	Activation: Free	Monthly: $24.95	Per Trans: .25
GOLD:	Activation: $ 99	Monthly: $19.95	Per Trans: .15
PLATINUM:	Activation: $149	Monthly: $ 8.95	Per Trans: .10
ULTIMATE:	Activation: $199	Monthly: $ 6.95	Per Trans: .08

** All rates are subject to change from Visa and MasterCard.

General Guidelines

Free:

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Merchant Account Activation

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Merchant Account Application

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Online Virtual Terminal to manually enter orders

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24/7 Customer Support

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Daily Funds Deposit into your checking account

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Online Reporting 24 hrs a day